EXHIBIT 23.6


                                 April 23, 1999


Board of Directors of
NA Acquisition Corp.
12 Springdale Road
Building 11
Cherry Hill, NJ  08003
Attention:  Robert D. Kohn

Dear Mr. Kohn:

         I consent to serve as a director of NA Acquisition Corp. upon consummation of the merger contemplated by the Agreement and Plan of Merger dated as of February 23, 1999 by and among Artra Group Incorporated, WWWX Merger Subsidiary, NA Acquisition Corp. and WorldWide Web NetworX Corporation.


                                         Sincerely,



                                         /s/ Maynard Louis
                                         ------------------------------
                                         Maynard Louis